Exhibit 99.2

Media contact: Karla Olsen Senior Manager, Media Phone: 785.575.8401 news@wr.com	Investor contacts: MarkRuelle ExecutiveVice President & Chief Financial Officer 785.575.6530 mark_ruelle@wr.com	PaulGeist Treasurer 785.575.1987 paul_geist@wr.com	Greg Greenwood Executive Director, Finance 785.575.1806 greg_greenwood@wr.com

WESTAR ENERGY FILES PLAN WITH THE KCC TO REDUCE DEBT,

REFOCUS EXCLUSIVELY ON ELECTRIC UTILITY OPERATIONS

Plan calls for sale of non-utility assets and dividend reduction

TOPEKA, Kan., Feb. 6, 2003—Westar Energy, Inc. (NYSE:WR) today filed a comprehensive plan with the Kansas Corporation Commission outlining how the company intends to reduce debt and become exclusively an electric utility. The plan calls for Westar Energy to sell its non-utility and non-core assets, reduce its common dividend and refocus the company solely on its electric utility operations. Westar Energy’s plan, when fully implemented, will reduce the company’s debt to the level appropriate for Westar Energy’s utility operations in accordance with the KCC’s orders.

“When the plan is fully implemented, Westar Energy will be a pure electric utility company with a sound capital structure and investment grade credit quality, providing safe, adequate, reliable and affordable electric service to our Kansas customers,” said James Haines, Westar Energy president and chief executive officer.

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Westar Energy files plan to restructure, reduce debt, page 2

Westar Energy is filing the plan to comply with an order issued by the KCC in late 2002. Following are highlights of the plan:

•	Since November 2002, Westar Energy has identified and has begun eliminating 12 organizational entities to simplify the company’s structure. (see page 4 of Westar Energy Debt Reduction and Restructuring Plan— Executive Summary)

•	The company has terminated or reversed agreements that might prevent or impede returning to being solely an electric utility. (p. 5)

•	Westar Energy raised $300 million for debt reduction through a sale of ONEOK stock to ONEOK on Feb. 5. (p. 8)

•	Westar Energy’s Board of Directors has established a dividend policy that will lower the common dividend by 37 percent to an indicated annual rate of $0.76 per share from the current indicated rate of $1.20 per share. Cash available from the dividend reduction will be used to reduce debt. (p. 10)

•	The planned dividend reduction and the sale of ONEOK stock that closed Wednesday accomplish almost one-fifth of the targeted debt reduction.

•	The company is in the process of selling Protection One Europe, and in cooperation with Protection One, Inc., is exploring strategic options for divesting its investment in Protection One North America. All net proceeds will be used to reduce debt.(p. 10)

•	Westar Energy plans to sell all of its remaining shares of ONEOK stock in late 2003 and 2004. Net proceeds will be used to reduce debt. (p. 11-12, 14-15)

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Westar Energy files plan to restructure, reduce debt, page 3

•	Orderly and deliberate implementation of the plan will allow Westar Energy to maximize proceeds from non-utility asset dispositions to reduce debt.

•	If necessary to reach debt reduction targets, Westar Energy will issue new equity following the sale of its non-utility assets.

•	Westar Energy will make periodic reports to the KCC to demonstrate progress and show that electric utility customers are being protected from risks associated with non-utility investments until these investments are divested.

•	Target date for completing the plan is year-end 2004.

The plan was filed publicly. Only commercially sensitive information related to pricing and negotiating strategy for divesting non-utility investments was filed confidentially.

Westar Energy expects that a first quarter dividend of $0.19 per share, consistent with the new dividend policy approved by its Board of Directors, will be declared in late February 2003.

Westar Energy, Inc. (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $7 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe, which have approximately 1.2 million security customers. Westar Energy is the largest electric utility in Kansas providing service to about 647,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,700 miles of electric distribution and transmission lines. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has a 27.4 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed here and elsewhere in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the possible sale of the remainder of our ONEOK, Inc. stock, compliance with debt and other restrictive covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One’s financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation or re-regulation; ongoing municipal, state and federal activities; future economic conditions; political, legislative and regulatory developments, including

Westar Energy files plan to restructure, reduce debt, page 4 developments in the proceeding pending before the Kansas Corporation Commission and matters being investigated by the Securities and Exchange Commission and the Federal Energy Regulatory Commission; regulated and competitive markets; changes in the 10-year United States Treasury rates and the corresponding impact on the fair value of our call option contract; and other circumstances affecting anticipated operations, sales and costs. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.